Exhibit 99

March 12, 2010

NEWS RELEASE	FIRST WEST VIRGINIA BANCORP, INC.
1701 WARWOOD AVENUE
WHEELING, WV 26003

RELEASE IMMEDIATELY	For further information
Contact Sylvan J. Dlesk, President & CEO or
Francie P. Reppy, Executive Vice President, Chief Administrative Officer & Chief Financial Officer
(304) 242-3770

FIRST WEST VIRGINIA BANCORP, INC. ANNOUNCES YEAR END AND FOURTH QUARTER 2009 EARNINGS

Wheeling, WV, March 12, 2010–First West Virginia Bancorp, Inc. (NYSE Amex: FWV) President and Chief Executive Officer, Sylvan J. Dlesk, today announced year end earnings along with fourth quarter earnings for the Wheeling, West Virginia, based holding company. First West Virginia Bancorp, Inc. is the parent company of Progressive Bank, N. A., Wheeling, West Virginia.

Net income for the year ended December 31, 2009, was $2,304,986 or $1.45 per share as compared to $2,205,511 or $1.39 per share for the year ended December 31, 2008. Mr. Dlesk reported that the increase in earnings during 2009 over 2008 was primarily attributed to the increases in net interest income and noninterest income combined with the decrease in income tax expense, offset in part by the increases in noninterest expenses and the provision for loan losses. Net interest income increased $346,878 or 4.2% in 2009 as compared to 2008 primarily due to the decline in the interest expense paid on interest bearing liabilities, offset in part by the decreases in the interest earned on loans and investment securities. Noninterest income increased $303,095 or 20.4% in 2009 as compared to 2008 and primarily resulted from an increase in the gains on sales of investment securities combined with the increase in other operating income, offset in part by a decrease in service charges and other fee income. Noninterest expenses increased $583,311 or 8.3% in 2009 over 2008 and was primarily due to an increase in other operating expenses which was combined with increases in salary and employee benefit costs and occupancy expenses of bank premises. Other operating expenses increased $530,243 or 25.2% in 2009 as compared to 2008 and was primarily attributable to increases in regulatory expenses, other expenses, advertising expenses and in other taxes, offset in part by decreases in stationary and supplies expense, service expenses, director fees, and postage and transportation expense. During 2009, an increase to the provision for loan losses was made in the amount of $183,942 based upon the reserves required on nonperforming assets and the overall increase in the loan portfolio.

The Company ended the year 2009 with total assets of $271,130,609, an increase of 5.0% as compared to the prior year. Total loans increased $3,946,637 or 3.2% from $124,634,785 at December 31, 2008 to $128,581,422 at December 31, 2009. Total deposits were $221,245,997 at December 31, 2009 as compared to $206,385,267 at December 31, 2008, an increase of 7.2%. Stockholders’ equity increased 3.8% in 2009 entirely from current earnings after quarterly dividends and increased 3.4% from the effect of the change in the net unrealized gains (losses) on securities available for sale.

Net income for the fourth quarter of 2009 was reported at $766,919 or $.48 per share, up 43.1% compared to $536,048 or $.34 per share reported for the same period a year earlier. The increase in earnings during the fourth quarter of 2009 compared to 2008 was primarily attributed to the increase in noninterest income and net interest income combined with the decrease in income tax expense, offset in part by the increases in noninterest expenses and the provision for loan losses. Noninterest income increased $352,393 or 103.5% over the same period in 2008 primarily due to increases in the gains (losses) on sales of investment securities and in other operating income which was offset in part by the decrease in service charges and other fee income. Net interest income increased $147,658 or 7.2% over the same period in 2008. Noninterest expenses increased $227,803 or 12.7% during the fourth quarter of 2009 as compared to 2008 and was primarily attributable to increases in regulatory assessments, other expenses, other taxes and advertising expenses, offset in part by decreases in service expenses, director fees, and stationary and supplies expenses. During the fourth quarter of 2009, a provision of $143,942 was allocated to the allowance for loan losses.

Financial Highlights for the year-end and fourth quarter of 2009 for the Company are presented below.

FIRST WEST VIRGINIA BANCORP, INC. FINANCIAL HIGHLIGHTS

(Dollars in thousands, except share and per share data)	December 31, 2009	December 31, 2008

AT YEAR END
Total Assets	$271,131	$258,164
Total Deposits	221,246	206,385
Total Loans net of unearned income	128,581	124,635
Total Investment Securities	115,997	112,366
Shareholders’ Equity	30,806	28,737
Shareholders’ Equity Per Share of Common Stock	19.38	18.08

FOR THE TWELVE MONTHS ENDED
Net income	2,305	2,206
Provision for Loan Losses	184	—
Earnings Per Share of Common Stock*	1.45	1.39
Dividends Per Share of Common Stock*	.76	.74
Return on Average Assets	.87%	.85%
Return on Average Equity	8.18%	8.08%

FOR THE THREE MONTHS ENDED
Net income	767	536
Provision for Loan Losses	—	—
Earnings Per Share of Common Stock*	.48	.34
Dividends Per Share of Common Stock*	.19	.19
Return on Average Assets	1.14%	.82%
Return on Average Equity	10.69%	7.73%

Average shares outstanding at December 31,	1,589,411	1,589,411

*	Adjusted for the 4 percent common stock dividend to shareholders or record October 1, 2008

First West Virginia Bancorp, Inc. stock is traded on the NYSE Amex under the symbol “FWV.”